The Managers Funds

Managers Trust I

Managers Trust II

Managers AMG Funds

(your Fund is identified on your proxy card{s})

Dear Shareholder:

We recently sent you proxy materials regarding the Joint Special Meeting of Shareholders scheduled to be held on July 2, 2013 (the “Meeting”). Our records indicate that we have not received your vote on the important proposals affecting your Fund. If you have already voted, we thank you for your vote. If you have not already voted, we urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the Meeting.

Please Vote Today!

After careful review, the Fund’s Board recommends that shareholders vote “FOR” all the proposals as detailed in your Proxy Statement. If you haven’t received or cannot find the proxy materials, a copy of the materials is available by calling the toll free number shown below.

1-800-791-3320

You may not think your vote is important, but your participation is critical to hold the Meeting. Your vote will be greatly appreciated.

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the Fund’s July 2, 2013 Joint Special Meeting of Shareholders.

Voting takes only a few minutes.

Thank you for your participation

in this important matter.

The Fund has made it very easy for you to vote. Choose one of the following methods:

•    Speak to a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am-10pm, Sat 11am-6pm ET)

•    Log on to the website noted on the enclosed proxy card and enter your control number printed on the card. Vote by following the on-screen prompts.

•    Call the phone number on the enclosed proxy card and enter the control number printed on the card. Follow the touchtone prompts.

•    Mail Please complete, date and sign the enclosed proxy card and mail it in the enclosed, postage-paid envelope.